UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 DATE OF REPORT (Date of earliest event reported): August 20, 2023
MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1200 Abernathy Road N.E.
Suite 1200
Atlanta, Georgia 30328
(Address of Principal Executive Offices)
(770) 206-4200
(Registrant’s telephone number, including area code)
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MWA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As described in the Form 8-K filed by Mueller Water Products, Inc. (the “Company”) on August 21, 2023, on August 20, 2023, the Board of Directors (the “Board”) of the Company appointed Marietta Edmunds Zakas, the Company’s then-current Executive Vice President and Chief Financial Officer, to serve as President and Chief Executive Officer (“CEO”) and as a director, effective as of August 21, 2023 (the “Transition Date”). Ms. Zakas replaced J. Scott Hall, who stepped down from all of his positions at the Company effective as of the Transition Date. Mr. Hall will remain employed by the Company as a Senior Advisor to support the transition through September 30, 2024 (unless earlier terminated or extended).
In connection with the Company’s leadership transition, Steven S. Heinrichs, the Company’s then-current Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary, was appointed to serve as Chief Financial Officer and Chief Legal and Compliance Officer, and Paul McAndrew, the Company’s then-current Senior Vice President, Operations and Supply Chain, was appointed to serve as Chief Operating Officer, in each case, effective as of the Transition Date.
Letter Agreements
In connection with the transition, the Company entered into letter agreements with each of Ms. Zakas, Mr. Heinrichs and Mr. McAndrew that provide for: (i) an annual base salary of $900,000 for Ms. Zakas, $550,000 for Mr. Heinrichs and $450,000 for Mr. McAndrew (effective as of the Transition Date); (ii) a target annual bonus equal to a percentage of base salary, with such percentage equal to 110% for Ms. Zakas, 70% for Mr. Heinrichs and 65% for Mr. McAndrew (effective as of the Transition Date); and (iii) a target annual long-term incentive opportunity equal to a percentage of base salary, with such percentage equal to 333% for Ms. Zakas, 170% for Mr. Heinrichs, and 170% for Mr. McAndrew (effective for the 2024 fiscal year).
In addition, on August 24, 2023, the executives each received a retention award (a “Transition Grant”) pursuant to an award agreement (collectively, the “Award Agreements”), with an approximate grant date fair value equal to $2.86 million for Ms. Zakas and $2 million for each of Mr. Heinrichs and Mr. McAndrew. Ms. Zakas’ Transition Grant consists of 50% cash and 50% shares of the Company’s common stock, and is subject to repayment (the “Repayment Obligation”) if Ms. Zakas’ employment is terminated, provided that the Repayment Obligation does not apply to 20% of the Transition Grant upon the grant date, and subject to her continued employment through the applicable date, the Repayment Obligation will cease to apply with respect to an additional 20% of the Transition Grant on each of the first four six-month anniversaries of the Transition Date thereafter. Mr. Heinrichs’ and Mr. McAndrew’s Transition Grants consist of 50% restricted cash and 50% restricted stock units, and vest in five substantially equal installments over the two-year period following the Transition Date, with the first tranche to vest on the grant date and the remaining four tranches to vest in equal six-month intervals thereafter. If the executive’s employment with the Company is terminated without “cause” or the executive resigns for “good reason” prior to the Transition Grant becoming fully-vested or the Repayment Obligation ceasing to apply (as applicable), then the Transition Grant will vest in full or the Repayment Obligation will no longer apply (as applicable). The restricted stock and restricted stock units were granted pursuant to the Company’s Second Amended and Restated 2006 Stock Incentive Plan, and the terms of the Transition Grants are otherwise consistent with the Company’s existing form grant agreements, to the extent applicable.
The letter agreements also provide that the executives will receive a cash bonus to be determined in the discretion of the Board but equal to at least 10% of the executive’s annual base salary, but no more than 50% of the executive’s annual base salary (the “Transition Success Bonus”), to be paid within 10 days following the date on which an incoming CEO of the Company commences employment, including the Board’s designation of Ms. Zakas to continue in the role of CEO following completion of the applicable search process (the “CEO Transition Date”), subject to continued employment through such date.
In the event of a termination by the Company without “cause” or a resignation by the executive for “good reason” within the two years following the CEO Transition Date (or, with respect to Ms. Zakas, in the event she is not designated by the Board as the CEO following completion of the applicable search process and retires within 30 days following the CEO Transition Date), such termination will be considered a “Qualifying Termination” pursuant to the Executive Change-in-Control Severance Agreements (the “CIC Agreements”) between the Company and Ms. Zakas and Mr. Heinrichs. Additionally, the CIC Agreements with Ms. Zakas and Mr. Heinrichs are amended such that, upon a “Qualifying Termination”, the applicable severance multiple will be three. Mr. McAndrew and the Company will enter into a CIC Agreement in a form consistent with the CIC Agreement with the Company’s Chief Legal Officer as of the Transition Date.
Mr. McAndrew’s letter agreement provides that in the event the Company terminates his employment without “cause” or he resigns for “good reason” and he is not entitled to severance payments or benefits pursuant to his CIC Agreement, then in lieu of any severance payments or benefits that he would receive under the Mueller Group, LLC Executive Severance Plan, Mr. McAndrew will be eligible to receive the “Severance Benefits” set forth in the Employment Agreement with the Company’s Chief Legal Officer as of the Transition Date (to the extent applicable and subject to the conditions applicable to such Severance Benefits), except that such Severance Benefits will be calculated based on Mr. McAndrew’s then-current compensation opportunities. On August 23, 2023, Mr. McAndrew and the Company subsequently entered into an employment agreement in a form consistent with the employment agreement with Mr. Heinrichs as of the Transition Date, except to reflect

Mr. McAndrew’s position and current compensation opportunities. The severance protections provided pursuant to Mr. McAndrew’s employment agreement supersede those provided pursuant to his letter agreement (except as will be provided pursuant to Mr. McAndrew’s CIC Agreement).
Mr. McAndrew’s letter agreement also provides that he is entitled to (i) a car allowance of $1,500 per month, subject to applicable taxes, (ii) reimbursement of financial planning expenses in accordance with the Company’s policy for executive financial planning, and (iii) reimbursement for expenses of an annual physical in accordance with the Company’s policy for executive physical exams. These benefits are reflected in Mr. McAndrew’s employment agreement.
Ms. Zakas’ letter agreement also amends her employment agreement such that, upon a termination without “cause” or resignation for “good reason”, her base salary severance amount would equal 300% of her then-current base salary. Additionally, Ms. Zakas’ monthly car allowance is increased to $2,000 per month.
Other Retention Awards and Transition Success Awards
Todd Helms, the Company’s Senior Vice President and Chief Human Resources Officer, and Kenji Takeuchi, the Company’s Senior Vice President, Water Management Solutions, will each be eligible to earn a retention award with an approximate grant date fair value equal to $100,000 and $200,000, respectively. Such awards will consist of 50% restricted cash and 50% restricted stock units, and 50% of such awards will vest on each of the one- and two-year anniversaries of the Transition Date, subject to the executive’s continued employment through such dates. Additionally, each of Mr. Helms and Mr. Takeuchi will be eligible to receive a Transition Success Bonus consistent with the terms described above.
Transition and Separation Agreement
In connection with the transition, the Company entered into a transition and separation agreement (the “Separation Agreement”) with Mr. Hall, pursuant to which Mr. Hall will serve as Senior Advisor from the Transition Date until September 30, 2024, unless earlier terminated or extended (the “Transition Period”, and the date on which Mr. Hall’s service terminates, the “Separation Date”). During the Transition Period, Mr. Hall will receive a base salary equal to (i) $850,000 in the aggregate for the period from the Transition Date through March 31, 2024, and (ii) $150,000 in the aggregate for the period from April 1, 2024 through September 30, 2024.
The Separation Agreement provides for the following payments and benefits, subject to Mr. Hall’s execution of an effective release of claims: (i) a cash payment equal to $2.7 million, paid in substantially equal installments over 24 months from the Transition Date; (ii) a prorated annual bonus for fiscal year 2023, determined based on target performance and paid at the time bonuses are paid to other executives of the Company; (iii) settlement of performance units for the performance period ending September 30, 2023 at the target level; (iv) COBRA continuation coverage for up to 18 months following the Separation Date (the “Extended Coverage”); (v) monthly payments equal to 150% of the applicable monthly COBRA rate (the “150% Payments”) for the coverage that is extended, with such amounts paid regardless whether Mr. Hall elects the Extended Coverage; provided that such payments will cease if Mr. Hall becomes eligible for coverage through another employer; provided further that in the event the Transition Period ends prior to September 30, 2024, other than due to a termination by the Company for “cause” or Mr. Hall’s voluntary resignation, then, to the extent permitted by the Company’s applicable medical and dental plans, the Extended Coverage and the 150% Payments will continue until the 30-month anniversary of the Transition Date; (vi) continued group life insurance coverage for 24 months following the Separation Date; and (vii) the Company will cover Mr. Hall’s reasonable and documented expenses related to outplacement services.
Additionally, Mr. Hall’s equity awards will remain outstanding and eligible to vest during the Transition Period pursuant to the terms of the applicable award agreements. Any equity awards not vested as of the end of the Transition Period will be forfeited. The Company will also pay or reimburse Mr. Hall for up to $25,000 in legal fees.
Pursuant to the Separation Agreement, Mr. Hall reaffirms his obligation to comply with the restrictive covenants set forth in his employment agreement and award agreements.
The foregoing description of the Separation Agreement, the letter agreements, the CIC Agreements, the Award Agreements and Mr. McAndrew’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, the letter agreements, the CIC Agreements, the Award Agreements and Mr. McAndrew’s employment agreement, as applicable, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending September 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Mueller Water Products, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 24, 2023	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Steven S. Heinrichs
Steven S. Heinrichs
Executive Vice President, Chief Financial Officer and Chief Legal and Compliance Officer